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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers
Mrs. Fields Famous Brands

        The audits referred to in our report dated March 16, 2004, included the related financial statement schedule as of January 3, 2004, and for each of the fiscal years ended December 29, 2001, December 28, 2002 and January 3, 2004, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        Our report dated March 16, 2004 contains an explanatory paragraph that states that the combined financial statements were prepared solely to present the assets contributed and the liabilities assumed pursuant to the formation of the Company through the combination of certain assets and liabilities of Mrs. Fields' Original Cookies, Inc. and subsidiaries (MFOC) and all of the assets and liabilities of TCBY Systems, LLC and subsidiaries, and are not intended to be a complete historical presentation of all the assets and liabilities of MFOC.

        Our audit report also refers to the Company's adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002.

        We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Salt Lake City, Utah
July 1, 2004

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm